CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Independent Accountants and Financial Statements" and to the use of our report dated January 29, 2003, with respect to the consolidated financial statements of Thrivent Financial for Lutherans, to the use of our report dated March 28, 2003, with respect to the financial statements of AAL Variable Annuity Account II, and to the use of our report dated January 24, 2001, except for note 8, for which the date is January 1, 2002, with respect to the consolidated financial statements of Aid Association for Lutherans in this Post-Effective Amendment No. 7 to the Registration Statement on Form N-4 under the Securities Act of 1933 and Amendment No. 7 to the Registration Statement under the Investment Company Act of 1940 and related statement of additional information of AAL Variable Annuity Account II.

/s/ ERNST & YOUNG LLP
-----------------------------------
Ernst & Young, LLP
Minneapolis, Minnesota
April 28, 2003